EXHIBIT 5.2

[Letterhead of McGuireWoods LLP]

September 24, 2012

Board of Directors

Santander Holdings USA, Inc.

75 State Street

Boston, Massachusetts  02109

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (Registration No. 333-183988) (the “Rule 462(b) Registration Statement”) filed by Santander Holdings USA, Inc. (the “Company”) relating to the offering of debt securities of the Company contemplated by the Registration Statement on Form S-3 (Registration No. 333-172807) effective on March 23, 2011, as amended by Post-Effective Amendment No. 1 thereto filed on July 6, 2012 (the “Registration Statement” and together with the Rule 462(b) Registration Statement, the “Registration Statements”) and the issuance by the Company of $600,000,000 aggregate principal amount of its 3.00% Senior Notes due 2015 (the “Notes”).  The Notes were issued pursuant to a Senior Debt Indenture, dated April 19, 2011 (the “Senior Debt Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by a Second Supplemental Indenture, dated September 24, 2012 (the “Second Supplemental Indenture” and collectively with the Senior Debt Indenture, the “Indenture”), between the Company and the Trustee.  The Notes were sold pursuant to an underwriting agreement, dated September 19, 2012, between the Company and J.P. Morgan Securities LLC, U.S. Bancorp Investments, Inc. and Santander Investment Securities Inc.   In connection with the issuance of the Notes, you have requested our opinion as special Virginia counsel to the Company with respect to the matter set forth herein.

In connection with the delivery of this opinion, we have examined originals or copies of the articles of incorporation and bylaws of the Company, the Registration Statements, the Indenture, certain resolutions adopted by the Board of Directors, and such other records, agreements, instruments, certificates and other documents of public officials, the Company and its officers and representatives, as we have deemed necessary or appropriate in connection with the opinions set forth herein. With respect to certain factual matters, we have relied upon certificates of public officials and representations set forth in the Registration Statements, or otherwise made by, officers of the Company.

Based on such examination and review, and subject to the foregoing, we are of the opinion that the Company has taken all necessary corporate action to authorize the issuance of the Notes.

The opinion set forth herein is limited to the laws of the Commonwealth of Virginia, and we have not considered, and we express no opinion as to, the laws of any other jurisdiction.

The opinion set forth herein is made as of the date hereof, and we assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinion expressed herein.

We consent to the reliance by Wachtell, Lipton, Rosen & Katz upon this opinion letter in connection with its opinion letter filed as Exhibit 5.1 to the Company’s Current Report on Form 8-K.  We also consent to the incorporation of this opinion by reference in the Registration Statements and to the statements made with regard to our firm under the caption "Validity of Offered Securities" appearing in the prospectus that is a part of the Registration Statements and under the caption “Validity of the notes” appearing in the prospectus supplement relating to the Notes. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

               /s/ McGuireWoods LLP